EXECUTION VERSION
AMENDED AND RESTATED SEVERANCE AGREEMENT
This Amended and Restated Severance Agreement ("Agreement") is entered into effective January 26, 2022 by and between RadNet Management, Inc. ("Employer"), on the one hand, and Ruth Villiger-Wilson ("Employee"), on the other hand, and is executed and given with reference to the following facts:
A.Employee has been an employee of Employer since October 10, 1994.

B.Employer wishes to retain Employee as its employee at a reduced level of work, with the title of Human Resources Advisor, and with base compensation paid at annualized rate of $100,000.

C.The parties have agreed that Employee should also be compensated in the event of the termination of her employment.
    NOW, THEREFORE, in consideration of the promises and covenants herein, and intending to be legally bound, the parties hereto, and each of them, agree as follows:
1.Position. Effective January 29, 2022, Employee will transition to the part-time position (at a level of approximately 25% or more of full time employment) of Human Resources Advisor with an annual base salary of $100,000 (“Part Time Salary”). In her role as Human Resources Advisor, Employee shall perform duties reasonably requested by Employer including among other things transitioning her prior position to her successor and providing guidance and advice on various human resources projects and assignments. Employee shall cease to be an executive or officer of Employee or of any of Employer’s affiliates effective as of the close of business on January 28, 2022. Employee’s accrued and unused PTO as of the close of business on January 28, 2022 will be paid out in accordance with the terms of the Company’s vacation policy based on Employee’s prior annual base salary of $400,000. Employee will not accrue any PTO after January 28, 2022 and her future participation in any Employer benefits programs will be determined by Employer in accordance with the terms of the applicable plan. The Part Time Salary will cease to be paid upon Employee’s termination of employment for any reason. For avoidance of doubt, this Agreement will not affect Employee’s service on the RadNet, Inc. board of directors.
2.Payment After Termination. In connection with the termination of Employee's employment with Employer, which termination (if not terminated earlier) will automatically occur on the close of business on February 3, 2023 (the actual date of Employee’s termination of employment is the “Separation Date”), conditioned upon Employee signing and not revoking a General Release of Claims in the form attached hereto as Exhibit A such that the General Release becomes effective by its own terms within 55 days after the Separation Date), Employer shall pay to Employee as severance compensation, One Million Dollars ($1,000,000) less required withholding and deductions (the "Severance Payment"). The Severance Payment shall be paid through stock value and/or cash, to be determined by Employer on or before the Separation Date (and the payment will be all in cash unless Employer affirmatively determines some other allocation). For purposes of this Agreement, stock value shall be paid through delivery of shares common stock, par value $0.0001, of RadNet, Inc., a Delaware corporation, with the value calculated based on the closing price for the common stock as reported on the NASDAQ Global Market (or the primary exchange on which the common stock is then trading) as of the trading day prior to the Separation Date. The Severance Payment constitutes all monies Employer would be obligated to pay Employee after termination of employment other than the benefits provided in Section 3. The Severance Payment shall be paid to Employee within 15

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days after the Exhibit A General Release has become effective and irrevocable but shall be subject to any required delays in payment specified in Section 10 below.
3.Continuation Coverage for Health Insurance Benefits. Employee, and any spouse or dependent children covered under Employer's health benefit plan as of immediately before the Separation Date, shall be eligible for continuation coverage under federal COBRA for group medical insurance benefits pursuant to the terms of Employer's policy regarding such continuation coverage and subject to the termination provisions of COBRA benefits prior to the end of maximum coverage. Employer shall each month pay the monthly cost of COBRA coverage on behalf of Employee for eighteen (18) months following January 28, 2022 or until the date Employee secures alternative medical insurance benefits, or the date upon which COBRA eligibility ends, whichever is earlier.
4.General Release.
(a)Except as otherwise stated in this Agreement, and in consideration for all of the promises and covenants herein, including but not limited to the continued employment and right to receive the Severance Payment, Employee acknowledges and agrees that Employee has actual bona fide disputes with the Company that are released by this Agreement, including without limitation disputes as to wage and hour claims, and knowingly and voluntarily releases and forever discharges the Company, its parent, subsidiary, related, affiliated, predecessor, and successor companies/entities, and each of their respective past, present and future principals, owners, stockholders, partners, members, directors, officers, joint venturers, joint employers, alter-egos, affiliates, fiduciaries, trustees, employees, servants, contractors, agents, attorneys, insurers, assigns, and representatives (the “Released Parties”) from all actions, suits, claims, controversies, disputes, demands, liabilities, grievances, charges, injuries, losses, damages, monies, injunctive relief, arbitrations, judgments, awards, orders, executions, attorney’s fees, debts, interest, expenses and costs, and other legal responsibilities, of any form or nature whatsoever, and/or any causes of action of whatever kind or character, whether known or unknown, suspected or unsuspected, unforeseen, unanticipated, unsuspected, or latent, which Employee (or Employee’s predecessors, successors, assigns, representatives, or authorized agents) ever had, now has, or which Employee’s heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time Employee executes this Agreement (“Released Claims”).
(b)The Released Claims include, but are not limited to any claims, causes of action, rights, actions, suits, charges, or disputes that have been or could be asserted against any of the Released Parties arising out of, in connection with, or in any way related to (i) Employee’s employment with the Company and/or the termination of Employee’s employment from the Company; (ii) any term or condition of Employee’s employment with the Company, including but not limited to any and all wages, compensation, salaries, minimum wage, overtime, holiday pay, bonuses, commissions, pay, allowances, monies, meal and rest period violations or premiums, off the clock work, expenses/reimbursements, wage statements, employee benefits, sick/vacation pay, sick leave, severance pay, retention pay, paid leave benefits, notification rights, any other wage and hour related claims, and any other benefits, penalties, interest, damages, and promises related to the same; and (iii) any claims to any equity interest in the Company, including without limitation stock options, shadow stock, restricted stock, membership units, distribution rights, partnership, stock, and all other forms of equity. Without limiting the foregoing, and by way of examples only, the Released Claims also extend to any and all claims for alleged (A) violation of the National Labor Relations Act (NLRA) (to the extent permitted by law), Title VII of the Civil Rights Act (Title VII), the Americans With Disabilities Act of 1990 (ADA),the Employee Retirement Income Security Act (excluding vested benefits)

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(ERISA); the Rehabilitation Act, the Occupational Safety and Health Act (OSHA) (federal and California), the American Rescue Plan Act (ARPA), the Families First Coronavirus Response Act (FFCRA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), the Worker Adjustment and Retraining Notification Act (federal and California), the California Fair Employment and Housing Act (FEHA), the Unfair Business Practices Act/Unfair Competition Law (UCL); the California Labor Code, the California Government Code, the California Civil Code, the applicable California Wage Order(s), and the California Private Attorneys General Act (to the extent permitted by law) (all as amended); (B) discrimination or harassment on the basis of any protected status, such as race, color, ancestry, national origin (including language use restrictions), citizenship, religious creed (including religious dress and grooming practices), sex (which includes pregnancy, childbirth, breastfeeding and medical conditions related to pregnancy, childbirth or breastfeeding), marital status, domestic partnership status, sexual orientation, gender, gender identity or gender expression, veteran status, military status, political affiliation, family care or medical leave status or the denial of family and medical care leave, age, physical or mental disability (including HIV and AIDS), medical condition (including cancer and genetic characteristics), genetic information, or any other basis protected by applicable federal, state or local law, rule, ordinance or regulation; (C) any whistleblower or retaliation claims on the basis of any protected activity or other protected basis; (D) breach of any express or implied promise, contract or agreement (express or implied), or breach of the implied covenant of good faith and fair dealing; (E) any tort or common law claims, including wrongful discharge, intentional or negligent infliction of emotional distress, negligence, fraud, misrepresentation, defamation, interference with prospective economic advantage, or other tort or common law actions; (F) claims for misclassification, wage and hour, or other claims related to hours, conditions, or compensation related to work; and (G) any other violation of local, state, or federal law, constitution, statute, regulation, ordinance, order, guidance, resolution, public policy, contract, or tort or common law claim, whether for legal or equitable relief, having any bearing whatsoever on the terms and conditions of employment, or association or working relationship, with any of the Released Parties, including but not limited to any allegations for penalties, interest, costs and fees, including attorneys’ fees, incurred in any of these matters, which Employee ever had, now has, or may have as of the date of this release. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they may be brought. The parties intend for this release to be as broad as possible.
(c)Notwithstanding the foregoing, Employee does not waive or release any claims under this Agreement, any claims for indemnification under Labor Code section 2802, or any other claims which cannot be waived or released by private agreement. Further, nothing in this Agreement shall prevent Employee from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, DFEH, NLRB or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws. Employee, however, understands that by signing this Agreement, Employee waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local deferral agency on Employee’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived.
5.Section 1542 of the California Civil Code. Employee waives and relinquishes all rights and benefits afforded by section 1542 of the Civil Code of California, which provides as follows:

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A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Employee hereby waives the provision of Section 1542 of the California Civil Code and acknowledges that this waiver is an essential and material term of this Agreement.
6.Later Discovery of Facts. Each of the parties acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to the releases herein made and agrees that every such release made by it is now and will remain effective notwithstanding the existence or the discovery of such additional facts.
7.No Disparagement. Employee agrees that she will not in any way (directly or indirectly) do or say anything at any time which disparages or derogates Employer, its business interests or reputation, or any of its directors, officers, investors, partners, shareholders, vendors, lenders, creditors, employees, or agents. Nothing in this Section or any other provision of this Agreement is intended to prevent the parties from discussing or disclosing factual information regarding unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
8.Future Cooperation. If requested, Employee will assist and cooperate with the defense or prosecution of any claims filed against or by Employer and Employee will furnish testimony if required or when deemed necessary by counsel and give other such assistance as Employer may reasonably request, such as furnishing recollection of meetings and business-related conversations, locations of files and correspondence, etc. Employer will pay all reasonable out-of-pocket expenses incurred by Employee in giving such assistance.
9.Taxes and Section 409A. All payments made by the Employer to Employee will be subject to tax withholding in amounts determined by the Employer pursuant to applicable laws or regulations and Employee shall be solely responsible for any taxes, excise taxes, penalties and/or interest imposed on Employee as a result of this Agreement or due to any other payments or benefits provided by the Employer or any Employer affiliate. To the maximum extent permitted, this Agreement is intended to not constitute a “nonqualified deferred compensation plan” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) but in any event will be interpreted to comply with Section 409A. In the event this Agreement or any benefit paid under this Agreement or otherwise by the Employer or any Employer affiliate to Employee is deemed to be subject to Section 409A, Employee consents to the Employer’s adoption of such conforming amendments as the Employer deems advisable or necessary, in its sole discretion (but without an obligation to do so), to comply with Section 409A and avoid the imposition of taxes under Section 409A. For purposes of this Agreement, a termination of employment means a “separation from service” as defined in Section 409A and the Separation Date is intended to be the date of Employee’s separation from service. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. To the extent any nonqualified deferred compensation payment to Employee could be paid in one or more of Employee’s taxable years depending upon Employee completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. If upon Employee’s “separation from service” within the meaning of Section 409A, Employee is then a “specified Employee” (as defined in Section 409A), then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Employer shall defer payment of “nonqualified deferred compensation” subject to Section 409A payable as a result of and within six (6) months following such

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“separation from service” until the earlier of (i) the first business day of the seventh month following Employee’s “separation from service,” (provided however that notwithstanding anything to the contrary the Severance Payment shall in no case be paid any earlier than 18 months after the effective date of this Agreement to the extent needed to comply with Section 409A) or (ii) ten (10) days after the Employer receives written confirmation of Employee’s death. Any such delayed payments shall be made without interest.
10.Parties in Interest. Neither party may assign this Agreement or otherwise convey any rights or obligations under this Agreement without the prior written consent of the other party, except that Employer shall assign this Agreement to its successor in connection with a merger, consolidation, sale of stock, sale of substantially all of its assets. The rights and duties of the parties hereto will bind and inure to the benefit of their respective permitted successors and permitted assigns, as the case may be. Any attempted assignment in violation of the provisions of this section will be null and void. This Agreement is for the sole benefit of the parties and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.Severability. The parties agree that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
12.Singular/Plural Forms. As used herein, the singular shall constitute the plural and the plural shall constitute the singular where appropriate.
13.Attorneys' Fees. In the event suit is brought by any party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses incurred in connection therewith.
14.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and, as applicable, the laws of the United States, without giving effect to the principles of choice of law or conflicts of laws of California or any other jurisdiction.
15.Integration. The parties agree that this Agreement contains their entire agreement and supersedes all other agreements and understandings, whether written or oral, covering the subject matter hereof. This Agreement fully replaces and supersedes the Severance Agreement entered into by and between RadNet Management, Inc., on the one hand, and Ruth Villiger-Wilson, on the other hand, as of August 11, 2021. The parties warrant that there were no representations, agreements, arrangements or understandings, whether written or oral, between them relating to the subject matter contained in this Agreement which are not fully expressed herein.
16.Modifications. No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party or by a duly authorized officer, partner, or agent of such party.
17.Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of a signed Agreement by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000

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(including DocuSign) shall be an effective method of delivering the executed Agreement. This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.
18.Notice. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of Employer, to Radnet Management, Inc., 1510 Cotner Ave., Los Angeles, CA 90025-3303, attention: General Counsel; and in the case of Employee, to the address shown for Employee in Employer’s records.
19.Knowing and Voluntary Agreement. Employee, by signing this Agreement, represents and warrants that she has carefully read and fully understands this Agreement and its final and binding effect, that she has been afforded sufficient opportunity to review this Agreement with advisors of her choice, that she is fully competent to manage her own business affairs and to enter into this Agreement, and that she has signed this Agreement knowingly, freely and voluntarily.

DATE: January 26, 2022	/s/_RUTH WILSON______________________ Ruth Wilson

DATE: January 26, 2022	/s/ NORMAN HAMES___________________ Norman Hames President and COO, Western Division RadNet Management, Inc.

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EXHIBIT A
GENERAL RELEASE OF CLAIMS
[TO BE SIGNED NO EARLIER THAN SEPARATION DATE]

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